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Lower-carbon fuels on track

A consortium led by sports car manufacturer Porsche and Siemens Energy plans to deploy a pilot plant in Patagonia to advance the industrial development of synthetic fuel. ExxonMobil will also be contributing its fuel expertise.

Module: eFuel Alliance

By the year 2030, the German federal government wants to lower carbon dioxide (CO2) emissions from the transport sector by 40 to 42 percent vs. 1990 level to 95 million tonnes. Electric mobility alone will not enable the climate and sustainability targets set by international politics to be achieved. A huge amount of vehicles, airplanes and ships worldwide are powered by internal combustion engines and will continue to do so for many years to come, because retrofitting into electric vehicles is challenging for them in technical terms. Even if the number of e-vehicles registered in Germany were to increase more than tenfold in a few years’ time, the German government’s climate protection targets would not be achievable - according to a study commissioned by the Federation of German Industries. Even with 10 million electric -vehicles on German roads, 20 percent less real consumption by the vehicles and 60 percent more freight transport by rail, the climate target for the transport sector as a whole would be missed by at least 19 million tons of CO2 by 2030.

Based on more conservative assumptions, the National Platform for the Future of Mobility even forecasts a target shortfall of up to 26 million tons of CO2 in 2030.

Numerous decision-makers and experts in politics, business and science have therefore reached a consensus in their assessment that the necessary reduction of emissions in the transport sector can only be realized through the interaction of different technologies. In addition to battery technology, lower-carbon fuels could also make a contribution, namely hydrogen as well as sustainable biofuels and electricity-based fuels. The latter are also referred to as eFuels. Unlike gasoline or diesel, they are not produced from petroleum, but from electricity from renewable sources and captured carbon dioxide.

The eFuel Alliance - a syndicate of companies and associations, primarily from the automotive and petroleum industries - is working to promote such liquid fuels derived from renewable energy sources. The objective of this alliance is to achieve political acceptance and regulatory consideration of lower-carbon fuels as a significant contribution to sustainable climate protection. Since 2021, ExxonMobil has been a member of the eFuel Alliance. “Our membership stems from ExxonMobil’s ongoing efforts to develop and deliver lower-emission energy solutions, including highly-efficient fuels and lubricants, novel plastics and other products that enable cars and trucks to use less fuel,” said Marion Wurzel, Renewable Energy Transition Manager at ExxonMobil in Hamburg, Germany.

Module: What are eFuels?

EFuels are synthetic fuels that are produced using renewable electricity to generate hydrogen, and when combined with captured carbon dioxide, produce lower-carbon fuels. In the process, carbon dioxide can be filtered directly out of the air, a process that ExxonMobil is also exploring in collaboration with Global Thermostat. The U.S. company has developed a technology to capture carbon dioxide directly from the atmosphere or exhaust air from industrial and power plants using chemical compounds known as amines - much like a vacuum cleaner. The CO2 from the air is then combined with hydrogen to form synthetic methanol, which is then converted into fuel. ExxonMobil is providing a license and support for the proprietary technology to convert the methanol to gasoline, which will result in a lower-carbon fuel.

Benefits and challenges

EFuels have the same chemical properties as conventional fuels. They can be added to or can replace conventional liquid fuels completely - in motor vehicles, aircraft, ships, gas or oil heating systems. Retail stations and the entire infrastructure for conventional fuels can thus remain intact. Conventional liquid fuels and internal combustion engines (ICEs) provide convenient and affordable transportation options. Lower-carbon liquid fuels have potential for light-duty transportation applications as well as are preferred for commercial transportation (e.g., heavy-duty and long-haul trucks, ships and planes) where due to energy density requirements that cannot yet be met are challenging to meet - or not met economically - by battery electric power trains.

However, in Norway, Chile, North Africa, Australia or China, for example, geographical factors and an enormous potential of solar and wind energy make it possible to feed renewable electricity into the grid and also to produce green hydrogen. This could partially or fully compensate for the efficiency losses in the production process of eFuels. If these countries and regions succeed in drastically cutting production costs through large-scale industrial production, eFuels would be marketable - despite long transport distances in tankers, according to a study by the British consultancy firm Frontier Economics.

In Germany, renewables such as solar and wind energy are not available to an adequate degree and besides, suitable locations are lacking for solar collectors and wind farms to produce large volumes of green hydrogen. “We know we won’t be able to cover our national demand out of domestic production alone, and will need international partnerships,” says Peter Altmeier, German Minister for Economic Affairs. This is why a growing number of countries and companies would need to collaborate in cooperation projects. For instance, the German government is funding a pilot project in the extreme south of Chile with 8.23 million euros, in which Siemens Energy and the sports car manufacturer Porsche are to play a pioneering role. ExxonMobil is also participating in this project.

Module: Pilot plant in Chile

Cabo Negro certainly is an inhospitable place. It is whipped for most of the year by strong winds from Antarctica across the Straits of Magellan. This is where the Haru Oni pilot plant is scheduled to be commissioned in 2022. Supported by the Chilean energy supplier AME, the oil company ENAP and the Italian energy group Enel, Siemens Energy and Porsche want to deliver proof for the first time that a closed chain ranging from industrial energy production sourced from wind power on the Chilean coast, followed by electrolysis and transport by tanker vessels to consumption points in Europe is possible and will prove itself in practice. As early as 2022, the pilot phase of the project is expected to produce 130,000 liters of eFuels. By 2024, capacity is to rise to approx. 55 million liters and by 2026 to 550 million liters of eFuels per annum. To this end, the project partners are also relying on ExxonMobil’s expertise. ExxonMobil’s proprietary fuel technology will be used to upgrade the raw MTG gasoline to premium fuel suitable for use in Porsche’s high-performance motorsports engines.

Strategic arrangement between Porsche and ExxonMobil

As the main taker of the fuel produced by the Chilean test facility, Porsche is planning to use the eFuels in Porsche motorsport vehicles in the initial phase. “We want to demonstrate that eFuels can even be used to power high-performance engines,” says Chief Development Officer Michael Steiner. ExxonMobil is an ideal partner for this, as the company has long been researching the development of lower-carbon fuels and has accumulated decades of expertise in converting methanol to gasoline using the MTG process. The two companies have now agreed on a multi-year strategic partnership to develop lowercarbon fuels and test them in Porsche’s high-performance motorsport engines.

Lower-carbon fuels are to debut at the Porsche Mobil 1 Supercup, a major international motorsport event. The fuel specially formulated by ExxonMobil has an 80 percent renewable content and is still based on renewable ethanol this year. As early as 2022, Porsche’s racing cars will run on eFuels sourced from the Chilean pilot plant. “EFuels could prove to be one of the solutions to reduce emissions from the transport sector, and we are committed to supporting Porsche in this pilot project,” says Marion Wurzel, RED II Transition Manager for the BNL-G area. “The task at hand now is to understand existing fuel properties and performance, identify opportunities for technological advancements and test the feasibility of commercialization.”

An interview with Marion Wurzel

How important are eFuels for ExxonMobil?

Lower-carbon liquid fuels could provide a technical solution for reducing life-cycle CO2 from in-use vehicles, while also providing additional options for new passenger and commercial vehicle manufacturers. EFuels can be considered as part of the future lower-carbon liquid fuels solution set, along with electrification and hydrogen-powered vehicles.

Is it at all realistic to assume that sufficient quantities of - affordable - eFuels can be produced by 2030 to close the CO2 gap?

No one can say today exactly which technologies will make a decisive contribution toward achieving the climate protection targets. This is why we’re committed to a technology-neutral approach that includes the use of eFuels alongside electric mobility and other options. Even small amounts blended with conventional fuel types can lead to reductions in CO2 emissions for millions of cars and trucks – without the need for huge investments in infrastructure. So we can certainly say that every single drop counts!

The eFuel Alliance calls on policymakers to take account of eFuels in terms of the EU CO2 fleet limits for cars. Won’t this undermine the defined climate protection targets?

What really matters is that society actually achieves the climate protection targets. And these targets are deliberately so ambitious that no single technology is sufficient to achieve them. We believe that lower-carbon fuels can also make a contribution of their own. However, just like e-mobility, this technology is also dependent on political support for the market ramp-up. This could be achieved by reforming the fleet limit values with relatively little administrative effort and expense. Automotive groups also stand to benefit, as the new car fleet with combustion engines can also contribute toward climate protection and help the groups to meet their commitments.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.